Exhibit 11.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 1-K of Coyuchi, Inc. (the “Annual Report”) of our report dated June 27, 2023, with respect to our audit of the financial statements of Coyuchi, Inc. as of December 31, 2022 and 2021 and for the two years then ended, which report appears in the Annual Report.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

July 5, 2023

PCAOB ID#: 318